UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 2, 2007

K-TRON INTERNATIONAL, INC.
(Exact Name of Registrant Specified in Charter)

New Jersey	0-9576	22-1759452
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

Routes 55 & 553, P.O. Box 888, Pitman, New Jersey	08071-0888
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (856) 589-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Base Salaries. On March 2, 2007, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of K-Tron International, Inc. (the “Company”) approved, effective April 2, 2007, increases of approximately 3.5% in the base salaries of each of the executive officers of the Company. The new base salaries will be:

Name	Base Salary Amount
Edward B. Cloues, II	$512,750
Kevin C. Bowen	$246,600
Lukas Guenthardt	$218,000
Donald W. Melchiorre	$232,875
Ronald R. Remick	$235,750

Annual Cash Incentive Awards. On March 2, 2007, the Committee also approved annual cash incentive awards for 2006 payable to the same executive officers. During each of the past several years, including 2006, annual cash incentive awards, or bonuses, have been paid to the Company’s executive officers and other employees pursuant to bonus guidelines used in the preparation of the Company’s budget for that year. These guidelines create a bonus pool for the entire Company if the budgeted earnings per share are achieved. Under these guidelines, the target bonus for 2006 for Mr. Cloues, the Company’s Chairman and Chief Executive Officer, was 50% of base salary, and the target bonuses for the other executive officers were 30% of their base salaries. Despite these targets, the annual cash incentive award for any executive officer may be more or less than the applicable target, depending on the Company’s financial performance for the year, the Committee’s assessment of the executive officer’s contribution and such other factors as the Committee may choose to consider.

In 2006, the Board-approved budget for diluted earnings per share was $3.05, which included a bonus accrual based on the guidelines referred to above. This accrual, at the end of 2006 and based on the employee population eligible for a bonus, was $1,947,159. There was also the expectation that if diluted earnings per share exceeded $3.05, the bonus pool would, with the Committee’s approval, be increased to include 20% of the Company’s consolidated pre-tax income in excess of the amount required to achieve the $3.05 EPS target. Using the Company’s actual tax rate for 2006, the pre-tax, pre-bonus income needed to achieve the $3.05 EPS target was $14,828,000. The actual pre-tax, pre-bonus income of the Company in 2006 was approximately $22,953,000, or an excess of approximately $8,125,000 over the amount needed to achieve the $3.05 EPS target and related bonus pool accrual of $1,947,159. Given this financial performance, the Committee approved adding 20% of the excess amount, or $1,625,000, to the incentive compensation pool for 2006. As a result, the total incentive compensation pool for 2006 was $3,572,159, or 83.5% higher than the target pool based upon the budget. The Company’s diluted earnings per share in 2006, after taking into account this higher bonus accrual, were $4.59, which exceeded the 2006 budget by more than 50%.

The annual cash incentive awards for 2006 which the Committee approved for the executive officers were as follows:

Name	Annual Incentive Award
Edward B. Cloues, II	$535,000
Kevin C. Bowen	$210,000
Lukas Guenthardt	$175,000
Donald W. Melchiorre	$220,000
Ronald R. Remick	$200,000

In determining Mr. Cloues’ bonus, the Committee noted in particular his leadership of the Company in 2006, the completion of two successful acquisitions, one for the Size Reduction Group and one for the Process Group, the Company’s achievement of record revenues, operating income, income before taxes, net income, earnings per share and EBITDA and several other financial, organizational and operational accomplishments. The bonus awards made by the Committee to the other executive officers were recommended by Mr. Cloues and were based on his subjective assessment of their contributions to the Company in 2006. This assessment was provided in writing to the Committee and was reviewed by the Committee with Mr. Cloues.

* * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-TRON INTERNATIONAL, INC.

By: EDWARD B. CLOUES, II
Edward B. Cloues, II
Chairman of the Board and
Chief Executive Officer

Dated: March 8, 2007